BioENERGY ALERT

HERON LAKE BIOENERGY
Integrating Energy & Environment

December, 2013

From the CEO's Desk

By Steve Christensen, CEO/General Manager



Out with the old and in with the new . . . fiscal year that is. We finished up a profitable year and are looking forward to fiscal year 2013—2014.

My name is Steve Christensen, and I'm part of the new management team at Heron Lake BioEnergy (HLBE). Stacie Schuler, our CFO, Eric Baukol, our Risk Manager, and I have been sharing the management duties between Granite Falls Energy and HLBE since July 31, 2013. We are glad to be here and to be part of HLBE.

The HLBE plant is also an ICM/Fagen designed plant, similar to the Granite Falls Energy plant. We expect each plant to benefit from economies of scale and shared management. We expect the HLBE plant to produce 60 million gallons per year until we receive our new air permit, which has been submitted to the State of Minnesota. Once we receive our new air permit, we plan to ramp up production to between 63 and 65 million gallons per year with a couple of capital expenditures already underway. We are also now fully staffed on each shift and have hired a lab technician so that Mindy can concentrate fully on fermentation results. The HLBE crew is very knowledgeable and the plant runs well thanks to them.

I know that there have been a lot of changes here at HLBE. "Stability" is a key goal for the upcoming year, along with increased production. If at any time you have questions, please feel free to get in touch with me or stop by and introduce yourself. Otherwise, I will see you at the annual meeting next year.

Happy Holidays!!!

Food vs. Fuel Debate

The Facts:

- Higher grocery prices have more to do with energy costs than corn costs. Crude oil at these high prices makes it more expensive to process, package, and ship everything - including groceries.
- Research has found energy prices to have at least twice the impact on the Consumer Price Index for food than corn prices do.
- Less than 20 cents of your food price dollar goes toward on-farm costs like grain; more than 80% of the real cost of food comes from off-farm costs, energy-intensive costs like processing, packaging, labor, and transportation.
- Gas prices have more than doubled since 2002, costing Americans more than $250 billion annually.

Analysts say oil and gas prices would be 15% higher if ethanol producers weren't expanding their output; at today's retail gas prices, ethanol is a value of about 50 cents a gallon to American consumers.

Source: American Coalition for Ethanol

Board of Governors

- **Paul Enstad**
  Chairman
- **Rod Wilkison**
  Vice Chairman
- **Michael Kunerth**
  Secretary
- **Doug Schmitz**
  Governor
- **David Woestehoff**
  Governor
- **Marty Goulet**
  Governor
- **Dean Buesing**
  Governor
- **Shannon Johnson**
  Governor
- **Robert Ferguson**
  Governor
- **Milton McKeown**
  Alternate
- **David Thompson**
  Alternate
- **Les Bergquist**
  Alternate

Inside this issue:

Financial Forum

By Stacie Schuler, CFO



Merry Christmas and warmest greetings from the Administrative staff at HLBE!

Dear Member,

Heron Lake BioEnergy, LLC (HLBE) is a Limited Liability Company (LLC) taxed as a partnership, which means the income or loss of the company flows through to the individual owners of membership interests in proportion to their ownership interest. These amounts are reported to members on K-1 & KPI tax forms, which will be mailed the first half of February. The portion of company income or loss reflected on your K-1 & KPI forms must be reported on your personal individual income tax returns. Please remember that although our fiscal year ends October 31st, our tax reporting year ends December 31st.

Since we are aware that the income or loss reported to you could impact your tax planning and other financial decisions prior to year end, we are providing this ***ESTIMATE*** of company taxable income or loss for the calendar year ending December 31, 2013. This ***ESTIMATE*** is not a guarantee of future results; it is only our prediction and involves numerous assumptions, risks and uncertainties*****. Our actual results may differ.

TAXABLE INCOME:
Based on preliminary financial results, it appears that the company will have no taxable income for the 12 month period ending December 31, 2013. Please be sure to consult your individual tax advisor regarding the potential deductibility and/or carryover of any losses reported to you on Schedules K-1 & KPI.

This ESTIMATE of taxable income/loss allocation does NOT represent the amount of the cash distribution you can expect. We have capital requirements, operational expenses and loan covenants that limit the amount of cash that will be available for distribution to members.

Sincerely,

Stacie Schuler
Chief Financial Officer

**This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as "may," "should," "anticipate," "believe," "expect," "will," "plan," "future," "intend," "could," "estimate," "predict," "hope," "potential," "continue," or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission. Please access our reports at www.sec.gov for more information..*

We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward looking statements, which speak only as of the date of this newsletter. We qualify all of our forward-looking statements by these cautionary statements.

Heron Lake BioEnergy, LLC will resume unit trading on January 1, 2014. FNC AgStock, LLC will serve as the Qualified Matching Service.
Information regarding the trading service will be posted on our website by December 31, 2013.

Commodity Central

By Eric Baukol, Risk Manager



Merry Christmas from HLBE! By the time you get to my part of this newsletter, you've probably read that a few times already, but it bears repeating.

Speaking of bears, the year-long bear market that corn has been experiencing continues, with little end in sight as we look at the latest USDA supply and demand reports. The report itself was not actually bearish as the carry in from old crop supplies from the 2012/2013 crop year were unchanged and the projected carryout for the 2013/2014 crop year was reduced by 95 million bushels down to a 1.792 billion bushel carryout. In September, I had expected that the carryout number would be over 2 billion bushels, so the fundamentals of the corn market aren't as bad as they looked like they might be at one time, but we still have 1 billion bushels more of a projected carryout than we did last year. That said, at this time the market has not reacted positively to the report.

On the ethanol side of the equation, the market remains tight. Ethanol production has come on line as expected with new crop corn easing some feedstock supply issues, but so far the excess production has been absorbed by the export market and stronger than expected domestic demand. With winter coming in full force across the country now, I expect that the seasonally low driving demand will reduce domestic demand. The invisible hand theory tends to carry the day in the ethanol market though and ethanol exports should continue as falling prices make ethanol the cheapest source of octane in the world.

I would be remiss to not mention some of what is happening politically around ethanol. The Environmental Protection Agency (EPA) is in a 60-day comment period on reducing the Renewable Fuel Standard (RFS) mandate. My guess would be that at the end of the 60-day comment period, the EPA will enact their recommendations of lowering the required volume mandated by the RFS. I would then assume that our renewable fuels industry trade groups would file a lawsuit against the EPA to attempt to keep the mandate in place as the law states. In the meantime, a bipartisan bill that has been introduced by ten senators to completely remove corn ethanol from the RFS mandate may get some traction under the argument that "even the EPA thinks corn ethanol is bad policy." As investors in Heron Lake BioEnergy, I'd encourage you to take a few moments and dig into the issue a bit, and if you feel compelled to contact your legislators, please do so.

Lastly, as we wind down 2013 and look ahead to 2014, I want to thank you, as investors, for your continued support. I am excited to be working with the great team we have here "down south" and have enjoyed the transition. I wish you all a healthy and successful 2014!

ACE is leading efforts to attend to any technical or regulatory hurdles to using ethanol blends above 10%, such as E20, E30, or E40. If these higher percentages of ethanol could be used in standard automobiles, the U.S. could use a dramatically higher amount of renewable fuel, thus significantly decreasing our dependence on petroleum.

Source: American Coalition for Ethanol

From The Board



By Paul Enstad, Chairman of the Board of Governors

Holiday greetings to all Heron Lake BioEnergy investors! My name is Paul Enstad, and I am the board chairman for Heron Lake BioEnergy. I am also with the board at Granite Falls Energy, LLC. I have been with that board since its inception. The Heron Lake BioEnergy plant is a sister plant to the one in Granite Falls, Minnesota. The Heron Lake plant is just a little younger. When Granite Falls Energy was made aware of the opportunity to obtain majority ownership of Heron Lake BioEnergy, the Granite Falls Energy board quickly realized that this would fit nicely with one of its strategic planning objectives identified several years ago - to grow its business. But I believe Granite Falls Energy's investment will be beneficial not only for Granite Falls Energy, but for all Heron Lake BioEnergy investors. Thanks to Heron Lake BioEnergy's capital raise this past summer, we have reduced the company's debt load to more manageable levels. Additionally, with the addition of the Granite Falls Energy management team at Heron Lake BioEnergy, we believe that Heron Lake BioEnergy is positioned to succeed. The key ingredients are in place to provide the best opportunity for success. The Heron Lake area has an abundance of corn. You farmer investors really know how to produce corn. We have good roads with a main corridor nearby and we have good rail, water, and natural gas. We also have good support from the local community as well as the surrounding communities. All of these pieces are important for your refinery. I am in close touch with your CEO, Steve Christensen, and we have identified some items that can be enhanced to make the Heron Lake BioEnergy plant even more efficient.

Much has happened over the last five or six months with Heron Lake BioEnergy. This newsletter will give some insight into what is happening. Our articles here are brief, yet important messages to periodically let you know how things are going. However, for further reading and more detailed information, please visit the Heron Lake BioEnergy website and review the Company's SEC filings.

Granite Falls Energy has a very good operations history, and your Board plans to operate the Heron Lake BioEnergy plant with the same high degree of efficiency. In fact, so far, many of our objectives have been met and even exceeded. We expect that the Heron Lake BioEnergy plant will perform well and our goal is to be considered a leader within the industry. We believe our management team has the expertise and experience to operate Heron Lake BioEnergy's Fagen built/ICM designed plant just as well as the plant in Granite Falls.

The work force at Heron Lake BioEnergy is very solid, with the same Midwestern and rural values and pride that we see at Granite Falls Energy. The employees are the key to making the plant run smoothly and profitably. All employees need to be commended on the way the transition took place. There was perhaps a period of time when the plant was searching for a direction to take, and I am confident that the right decisions were made. Morale is good and all seem to be working together well. Your new board and management are also working hard to get where we need to be. The most important decision-making model that we must follow is to protect and enhance the investment of all of Heron Lake BioEnergy's members.

Much work remains to be done and, with the staff we have at Heron Lake BioEnergy, we are looking forward to the opportunities. A big step was taken several months ago, and I feel good about the future of the industry and the future of Heron Lake BioEnergy.

The Plant Prospective



By Brodie McKeown, Plant Manager

Hello and Happy Holidays from the Plant Operations Team.

Plant Production:

The plant has been running very well, despite the recent cold weather we have been enduring. With new crop corn, the lab and operations staff has worked diligently, making minor adjustments to optimize production. Corn oil yields have been in the range of 0.65 pounds per bushel. Ethanol yield has been in the 2.9 gallons per bushel range and holding steady. Only minor downtime has been logged, with electrical blips being the cause. The maintenance group and team leaders have been busy scheduling the spring outage to occur in April. Grains personnel continue to excel at keeping our ethanol and DDG unit trains loaded and on or ahead of schedule. We have logged 221 days without a lost time accident. We also recently received high scores on our ERI Solutions safety audit. A BIG THANKS goes out to all plant personnel for their commitment to working safely and staying on top of the housekeeping in their departments!

Projects:

We have completed the install of a desuperheat pump in distillation. This will help increase production and reduce evaporator fouling. Plans are in the works for an upgraded sieve feed pump, as this is one of the next bottlenecks to address. Milling, steam generation, distillation, and back end separation are all areas we continue to evaluate to increase production.

Ethanol Clean Air Facts:

*Ethanol blends are likely to reduce carbon monoxide emissions in vehicles by between 10% - 30%, depending upon the combustion technology. (U.S. EPA)

*The American Lung Association of Metropolitan Chicago credits ethanol-blended fuel with reducing smog-forming emissions by 25% since 1990.

*The use of 10% ethanol blends reduces greenhouse gas emissions by 12-19% compared to conventional gasoline. (Argonne National Lab)

*In 2004, ethanol use in the U.S. reduced CO2-equivalent greenhouse gas emissions by approximately 7 million tons, equal to removing the emissions of more than 1 million cars from the road. (Argonne National Lab)

*Research shows a 35-46% reduction in greenhouse gas emissions and a 50-60% reduction in fossil energy use due to the use of ethanol as a motor fuel. (Argonne National Lab)

*Ethanol contains 35% oxygen, making it burn more cleanly and completely than gasoline.

*E85 has the highest oxygen content of any fuel available, making it burn even more cleanly and even more completely than any other fuel.

*Ethanol is highly biodegradable, making it safer for the environment.

Source: American Coalition for Ethanol



Corn Receiving Hours
Monday - Friday
7:30 a.m. – 4:00 p.m.

By-Product Loading
Monday - Friday
7:30 a.m. – 4:00 p.m.

HERON LAKE BIOENERGY

"Integrating
Energy & Environment"

Heron Lake BioEnergy, LLC
91246 390th Avenue
Heron Lake, MN 56137
Phone: 507.793.0077
Fax: 507.793.0078
E-mail: info@heronlakebioenergy.com

OFFICE HOURS
8:00 a.m. to 5:00 p.m.

We're on the web:
www.heronlakebioenergy.com

HLBE ANNUAL MEETING

Wednesday,
March 19, 2014
1:00 p.m.
Heron Lake
Community Center
(312 10th Street)



HLBE would like to wish you and your family a Merry Christmas and a Happy New Year!

PRESRT STD
U.S. POSTAGE
PAID
Permit No. 1
Heron Lake, MN 56137

Heron Lake BioEnergy
91246 390th Ave.
Heron Lake, MN 56137